Exhibit 4.2

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of September 28, 2009 (this “Supplemental Indenture”), is entered into by and among GLOBAL AVIATION HOLDINGS INC., NORTH AMERICAN AIRLINES, INC. AND WORLD AIRWAYS, INC. (collectively, the “Issuers”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee and as collateral agent (the “Trustee”).

RECITALS

WHEREAS, the Issuers and the Trustee are parties to that certain Indenture dated as of August 13, 2009, governing the issuance of the Issuers’ 14% Senior Secured First Lien Notes due 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”);

WHEREAS, Section 9.02 of the Indenture provides that the Issuers and the Trustee, to the extent authorized thereby, may enter into a supplemental indenture for the purpose of changing any of the provisions of the Indenture with the consent of the Holders of not less than a majority in principal amount of the Notes then outstanding;

WHEREAS, the Issuers intend by this Supplemental Indenture to amend the Indenture to modify the definition of “Permitted Second Lien Refinancing Indebtedness” in Section 1.01 of the Indenture (the “Proposed Amendments”);

WHEREAS, the boards of directors of each of the Issuers has approved the Proposed Amendments;

WHEREAS, the Issuers hereby certify to the Trustee that the Holders of not less than a majority in aggregate principal amount of the Notes have approved the Proposed Amendments and consented to the execution and delivery of the Supplemental Indenture, and all other actions required to be taken under the Indenture with respect to this Supplemental Indenture have been taken;

NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE ONE
Definitions

SECTION 1.  Definitions.  Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

ARTICLE TWO
Proposed Amendments

SECTION 2.1.  The following language will replace the definition of “Permitted Second Lien Refinancing Indebtedness” in Section 1.01 of the Indenture in its entirety.

“Permitted Second Lien Refinancing Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries or Equity Interests of Parent issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, redeem, replace, defease or refund Indebtedness under the Second Lien Credit Agreement or any other Permitted Second Lien Refinancing Indebtedness; provided that:

(i)            the principal amount (or accreted value, if applicable) of such Permitted Second Lien Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus fees, expenses, premiums, defeasance costs and accrued interest on, the Indebtedness so extended, refinanced, renewed, redeemed, replaced, defeased or refunded (plus the amount of reasonable fees and expenses incurred in connection therewith);

(ii)           the maturity date of such Permitted Second Lien Refinancing Indebtedness is at least one year after the maturity date of the Notes and there are no scheduled amortization, mandatory redemption, sinking fund or similar payments before such date (other than principal payments upon a change of control, with net cash proceeds of assets sales or with net cash proceeds of the ATA Assets not applied to the purchase of Notes in an ATA Distribution Offer, in each case on terms not less favorable to Parent and its Restricted Subsidiaries than the terms applicable to the Second Lien Credit Agreement as in effect on the Issue Date);

(iii)          the yield to maturity and mandatory cash-pay portion of the interest rate of such Permitted Second Lien Refinancing Indebtedness (excluding any yield attributable to Equity Interests issued in connection with such Permitted Second Lien Refinancing Indebtedness (other than dividends or distributions on any such Equity Interests required in accordance with the terms thereof)) are not greater than 23.5% per annum and 12.01% per annum, respectively;

(iv)          such Permitted Second Lien Refinancing Indebtedness is incurred either by an Issuer, a Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(v)           the covenants of such Permitted Second Lien Refinancing Indebtedness are not materially less favorable to Parent and its Restricted Subsidiaries in the aggregate than the covenants contained in this Indenture and the Notes; provided that (A) in any event such covenants may provide for the holders of Permitted Second Lien Refinancing Indebtedness to receive inspection, additional informational and board rights and (B) if such Permitted Second Lien Refinancing Indebtedness is structured as loans rather than notes, such covenants may include additional provisions customary for credit agreements as well as an option for loan holders to convert their loans to notes,”

SECTION 2.2.  The following language will replace Section 4.11(a) of the Indenture in its entirety.

“(a)         On June 30 and December 31 of each year, commencing December 31, 2009, the Issuers shall make an offer to purchase (the “Semi-Annual Offer”) $10.0 million aggregate principal amount (the “Semi-Annual Offer Amount”) of Notes at a purchase price in cash equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in this Indenture; provided that the

Semi-Annual Offer Amount for the Semi-Annual Offer to be made on December 31, 2009 shall be $6.0 million minus the amount of ATA Assets received by Parent and its Subsidiaries prior to December 31, 2009 that are applied to the purchase of Notes pursuant to an ATA Distribution Offer described in Section 4.24 hereof.”

ARTICLE THREE
Miscellaneous Provisions

SECTION 3.1  Ratification of Original Indenture.  This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.  Notwithstanding anything herein to the contrary, to the extent that any provision of this Supplemental Indenture is inconsistent with any provision of the Indenture, the terms of this Supplemental Indenture shall govern and apply to the Notes.

SECTION 3.2  GOVERNING LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 3.3  Counterpart Originals.  The parties may sign any number of copies or counterparts of this Supplemental Indenture.  Each signed copy or counterpart will be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.4  Successors.  All agreements of the Issuers in this Supplemental Indenture will bind their respective successors.  All agreements of the Trustee in this Supplemental Indenture will bind its respective successors.

SECTION 3.5  Headings.  The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 3.6  Severability.  In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above,

GLOBAL AVIATION HOLDINGS INC.

By:	/s/ Mark M. McMillin
Name: Mark M. McMillin
Title: Sr. VP, General Counsel

NORTH AMERICAN AIRLINES, INC.

By:	/s/ Mark M. McMillin
Name: Mark M. McMillin
Title: Sr. VP, General Counsel

WORLD AIRWAYS, INC.

By:	/s/ Mark M. McMillin
Name: Mark M. McMillin
Title: Sr. VP, General Counsel

[Issuers’ Signature Page to the Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

By:	/s/ Elizabeth T. Wagner
Name: Elizabeth T. Wagner
Title: Vice President

[Trustee’s Signature Page to the Supplemental Indenture]